Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Spruce Biosciences, Inc.

South San Francisco, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-249431, 333-254593 and 333-263534) of Spruce Biosciences, Inc. of our report dated March 16, 2023, relating to the financial statements which appear in this Form 10K.

/s/ BDO USA, LLP

Las Vegas, Nevada

March 16, 2023